Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are an airline that provides award-winning customer service primarily on point-to-point routes at competitive fares. Our value proposition includes operating a young, fuel efficient fleet with more legroom than any other domestic airline’s coach product, free in-flight entertainment, pre-assigned seating, unlimited snacks, and the airline industry’s only Customer Bill of Rights. At December 31, 2008, we served 52 destinations in 19 states, Puerto Rico, and five countries in the Caribbean and Latin America, and operated over 600 flights a day with a fleet of 107 Airbus A320 aircraft and 35 EMBRAER 190 aircraft.

In 2008, we reported a net loss of $85 million and an operating margin of 3.2%, compared to net income of $12 million and an operating margin of 6.0% in 2007. The year-over-year decline in our financial performance was primarily a result of a 43% increase in our realized fuel price and a net $53 million impairment charge related to the write-down of our auction rate securities, or ARS, which was mitigated in part by continued modifications to our growth plans and increased focus on revenue initiatives. Financial institutions in the U.S. and around the world were, and continue to be, severely impacted by the ongoing credit and liquidity crisis. The significant distress experienced by financial institutions has had, and may continue to have, far reaching adverse consequences across many industries, including the airline industry.

Our disciplined growth strategy begins with managing the growth, size and age of our fleet. In 2008, in response to continuing high fuel prices and the uncertain economic conditions, we continued to carefully manage the size of our fleet. We modified our Airbus A320 purchase agreement twice, resulting in the deferral of 37 aircraft previously scheduled for delivery between 2009 and 2011 to 2012 and 2015. We also modified our EMBRAER 190 purchase agreement, deferring delivery of ten EMBRAER 190 aircraft previously scheduled for delivery between 2009 and 2011 to 2016. We increased the size of our A320 operating fleet by three net aircraft during the year, through the purchase of 12 new aircraft offset by the sale of nine of our older aircraft. Our EMBRAER 190 operating fleet increased by a total of five net aircraft during the year, through the acquisition of seven new aircraft offset by our leasing of two aircraft to another airline. We sold two EMBRAER 190 aircraft in January 2009. We may further slow our fleet growth through additional aircraft sales, leasing of aircraft, returns of leased aircraft and/or deferral of aircraft deliveries.

Our growth in 2008 was achieved largely through adding more flights to existing routes and new routes between existing destinations. Additionally, we shifted some of our transcontinental capacity to other routes, primarily Caribbean routes. We added only two new destinations in 2008, compared to the five that were added in 2007 and 16 that were added in 2006. In 2008, we closed our operations in Nashville, TN, Columbus, OH, Tucson, AZ and Ontario, CA, which allowed us to redeploy aircraft to more profitable routes. In 2009, we plan to continue to focus on adding service between existing destinations and rational growth in the number of new destinations, including the January 2009 addition of Bogotá, Colombia, the March 2009 addition of San José, Costa Rica, the May 2009 addition of Montego Bay, Jamaica, and the June 2009 addition of Los Angeles, CA.

In January 2008, we issued and sold approximately 42.6 million shares of our common stock to Deutsche Lufthansa AG for approximately $300 million, net of transaction costs. Following the consummation of this transaction, Deutsche Lufthansa AG owned approximately 19% of our total outstanding shares of common stock. In addition to providing us much needed financial flexibility, we believe that this investment by one of the most highly respected leaders and most recognized brands in the global airline industry to be an affirmation of the JetBlue brand and business model.

On October 22, 2008, we opened our new 26-gate terminal at JFK’s Terminal 5. Adjacent to this terminal is a 1,500 space parking structure and access to the AirTrain via a connection bridge. We believe that this new terminal with its modern amenities, concession offerings and passenger convenience will become as integral to our customers’ JetBlue Experience as our in-flight entertainment systems.

Airlines operating in the New York metropolitan area airspace faced another difficult year in 2008. As a result of 2007 being one of the worst years on record for flight delays, the DOT limited the number of flights in and out of JFK during 2008. Despite this effort to alleviate congestion in the nation’s largest travel market, operating conditions continued to worsen in 2008. These challenging operating conditions were especially difficult during the summer months of 2008 when ground delay programs were in effect more days than not. We continue to work actively with the Port Authority of New York and New Jersey, or PANYNJ, and the Federal Aviation Administration, or FAA, to find solutions to ease this congestion.

We derive our revenue primarily from transporting passengers on our aircraft. Passenger revenue accounted for 90% of our total operating revenues for the year ended December 31, 2008. Revenues generated from international routes, excluding Puerto Rico, accounted for 10% of our total passenger revenues in 2008. Revenue is recognized either when transportation is provided or after the ticket or customer credit expires. We measure capacity in terms of available seat miles, which represents the number of seats available for passengers multiplied by the number of miles the seats are flown. Yield, or the average amount one passenger pays to fly one mile, is calculated by dividing passenger revenue by revenue passenger miles.

We strive to increase passenger revenue primarily by increasing our yield per flight, which produces higher revenue per available seat mile, or RASM. Our objective is to optimize our fare mix to increase our overall average fare and, in certain markets, utilize our network to maximize connecting opportunities while continuing to provide our customers with competitive fares. When we enter a new market, our fares are designed to stimulate demand, particularly from fare-conscious leisure and business travelers who might otherwise have used alternate forms of transportation or would not have traveled at all. In addition to our regular fare structure, we frequently offer sale fares with shorter advance purchase requirements in most of the markets we serve and match the sale fares offered by other airlines. In 2008, we introduced our Even More Legroom, or EML, seats, an optional upgrade to our product that offers seats with additional seat pitch for a modest additional fee, which has also allowed us to increase passenger revenues.

Other revenue consists primarily of fees charged to customers in accordance with our published policies relating to reservation changes and baggage limitations, the marketing component of TrueBlue point sales, concession revenues and revenues earned by our subsidiary, LiveTV, LLC, for the sale of, and on-going services provided for, in-flight entertainment systems sold to other airlines.

We maintain one of the lowest cost structures in the industry due to the young average age of our fleet, a productive workforce, and cost discipline. In 2009, we plan to continue our focus on cost control while improving the JetBlue Experience for our customers. The largest components of our operating expenses are aircraft fuel and salaries, wages and benefits provided to our employees. Unlike most airlines, we have a non-union workforce, which we believe provides us with more flexibility and allows us to be more productive, although we are subject to ongoing attempts at unionization. The price and availability of aircraft fuel, which is our single largest operating expense, are extremely volatile due to global economic and geopolitical factors that we can neither control nor accurately predict. Sales and marketing expenses include advertising and fees paid to credit card companies. Our distribution costs tend to be lower than those of most other airlines on a per unit basis because the majority of our customers book directly through our website or our agents. Maintenance materials and repairs are expensed when incurred unless covered by a third party services contract. Because the average age of our aircraft is 3.6 years, all of our aircraft require less maintenance now than they will in the future. Our maintenance costs will increase significantly, both on an absolute basis and as a percentage of our unit costs, as our fleet ages. Other operating expenses consist of purchased services (including expenses related to fueling, ground handling, skycap, security and janitorial services), insurance, personnel expenses, cost of goods sold to other airlines by LiveTV, professional fees, passenger refreshments, supplies, bad debts, communication costs, gains on aircraft sales and taxes other than payroll taxes, including fuel taxes.

The airline industry is one of the most heavily taxed in the U.S., with taxes and fees accounting for approximately 14% of the total fare charged to a customer. Airlines are obligated to fund all of these taxes and fees regardless of their ability to pass these charges on to the customer. Additionally, if the TSA changes the way the Aviation Security Infrastructure Fee is assessed, our security costs may be higher.

The airline industry has been intensely competitive in recent years, due in part to persistently high fuel prices and the adverse financial condition of many of the domestic airlines. In 2005 US Airways and America West merged, and each of Delta Air Lines and Northwest Airlines filed for bankruptcy protection. Both Delta and Northwest emerged from bankruptcy in 2007 with lower costs and, in 2008, they merged their operations, actions which have, and will continue to allow them to compete more vigorously. In 2008, as a result of continued high fuel prices and challenging economic conditions, at least eight domestic airlines ceased their operations. We are unable to predict what the effect of further industry consolidation would be for us or for the airline industry in general.

Our ability to be profitable in this competitive environment depends on, among other things, operating at costs equal to or lower than those of our competitors, continuing to provide high quality customer service and maintaining adequate liquidity levels. Although we have been able to raise capital and continue to grow, the highly competitive nature of the airline industry and the impact of the current economic recession could prevent us from attaining the passenger traffic or yields required to be profitable in new and existing markets.

The highest levels of traffic and revenue on our routes to and from Florida are generally realized from October through April, and on our routes to and from the western United States in the summer. Many of our areas of operations in the Northeast experience bad weather conditions in the winter, causing increased costs associated with de-icing aircraft, cancelled flights and accommodating displaced passengers. Our Florida and Caribbean routes experience bad weather conditions in the summer and fall due to thunderstorms and hurricanes. As we enter new markets, we could be subject to additional seasonal variations along with competitive responses to our entry by other airlines. Given our high proportion of fixed costs, this seasonality may cause our results of operations to vary from quarter to quarter.

Outlook for 2009

Our focus in 2009 will continue to be on rational growth, rigorous cost control and revenue optimization while managing risk in an uncertain and recessionary economic environment. We expect the slower growth trend that we began to see in 2008 to continue through 2009. However, we will continue to reallocate capacity in order to take advantage of market opportunities, including potential further reductions in transcontinental flights and an increased Caribbean presence. In addition, we are continuously looking to expand our other revenue opportunities.

We expect our full-year operating capacity for 2009 to decrease approximately 2% to 0% over 2008 with the addition of three new Airbus A320 aircraft and eight new EMBRAER 190 aircraft to our operating fleet, offset by the planned lease return of one of our Airbus A320 aircraft during the year and the sale of two of our EMBRAER 190 aircraft in January 2009. Assuming fuel prices of $1.99 per gallon, net of effective hedges, our cost per available seat mile for 2009 is expected to decrease by 5% to 7% over 2008. Our operating margin is expected to be between 12% and 14% and our pre-tax margin is expected to be between 6% and 8% for the full year. We expect our corrected first quarter 2009 weighted shares outstanding to be 243.9 (basic and diluted) with full year 2009 estimates to be 244.6 (basic) and 275.6 (diluted).

Results of Operations

The U.S. domestic airline environment was extremely challenging throughout 2008 primarily due to high aircraft fuel prices and vigorous price competition, along with a softening demand environment attributable to deteriorating economic conditions. However, due to the optimization of our own fare mix, average fares for the year increased 13% over 2007 to $139, while load factor declined 0.3 points to 80.4% from the full year 2007.

Our on-time performance, defined by the DOT as arrivals within 14 minutes of schedule, was 73.2% in 2008 compared to 70.2% in 2007. While we saw some improvement in our on-time performance on a year-over-year, it continued to be affected by the fact that a significant percentage of our flights operate out of three of the most congested and delay-prone airports in the U.S., as reflected by our 98.4% and 98.0% completion factors in 2008 and 2007, respectively.

Year 2008 Compared to Year 2007

We reported a net loss of $85 million in 2008 compared to net income of $12 million in 2007. In 2008, we had operating income of $109 million, a decrease of $60 million over 2007, and our operating margin was 3.2%, down 2.8 points from 2007. Diluted loss per share was $0.37 for 2008 compared to diluted earnings per share of $0.06 for 2007.

Operating Revenues.  Operating revenues increased 19%, or $546 million, primarily due to an increase in passenger revenues. The $420 million increase in passenger revenues was attributable to a 14% increase in yield due to higher average fare offset by a slightly lower load factor. Passenger revenues were also higher due to a 5% increase in departures. Included in passenger revenues are the fees collected from passengers related to our new EML product upgrade.

Other revenue increased 61%, or $126 million, primarily due to higher change fees and excess baggage fees of $68 million resulting from more passengers, the introduction of the second checked bag fee in 2008, and increased change fee rates. Other revenue also increased due to higher LiveTV third-party revenues, rental income, mail revenues, in-flight sales, and the marketing component of TrueBlue point sales.

Operating Expenses.  Operating expenses increased 23%, or $606 million, primarily due to a 43% increase in average fuel price per gallon and operating an average of 12 additional aircraft, which provided us with higher capacity. Operating capacity increased 2% to 32.44 billion available seat miles in 2008 due to having 9% more average aircraft in-service. Operating expenses per available seat mile increased 21% to 10.11 cents. Excluding fuel, our cost per available seat mile increased 9% in 2008. In detail, operating costs per available seat mile were (percent changes are based on unrounded numbers):

	Year Ended December 31,		Percent
	2008	2007	Change
	(in cents)

Operating expenses:
Aircraft fuel	4.17	2.91	43.1%
Salaries, wages and benefits	2.14	2.03	5.2
Landing fees and other rents	.62	.57	8.8
Depreciation and amortization	.63	.55	14.7
Aircraft rent	.40	.39	2.5
Sales and marketing	.47	.38	23.4
Maintenance materials and repairs	.39	.33	18.4
Other operating expenses	1.29	1.22	6.6

Total operating expenses	10.11	8.38	20.6%

In 2008, our average aircraft utilization declined 5% to 12.1. A lower aircraft utilization results in fewer available seat miles and, therefore, higher unit costs. We estimate that more a significant portion of the year-over-year increase in our total cost per available seat mile was attributable to the decrease in our aircraft utilization and also was a significant factor of the increase in each component.

Aircraft fuel expense increased 46%, or $423 million, which includes the effective portion of fuel hedging, due to a 43% increase in average fuel cost per gallon, and nine million more gallons of aircraft fuel consumed resulting in $20 million of additional fuel expense. Aircraft fuel prices continued to ascend to record high levels during most of 2008, with our average fuel price per gallon at $2.98 compared to $2.09 for the year ended December 31, 2007. Our fuel costs represented 41% and 35% of our operating expenses in 2008 and 2007, respectively. Based on our expected fuel volume for 2009, a $.10 per gallon increase in the cost of aircraft fuel would increase our annual fuel expense by approximately $47 million. Cost per available seat mile increased 43% primarily due to higher fuel prices.

Salaries, wages and benefits increased 7%, or $46 million, due primarily to a 4% increase in average full-time equivalent employees and increases in pay rates, offset by a decrease in overtime pay that was incurred in connection with the weather-related events in the first quarter of 2007. The increase in average full-time equivalent employees is partially driven by our policy of not furloughing employees during economic downturns. Cost per available seat mile increased 5% as a result of the increases in salaries, wages, and benefits

Landing fees and other rents increased 11%, or $19 million, due to a 5% increase in departures over 2007 and increased airport rents associated with increased rates in existing markets as well as the opening of two new cities in 2008. Cost per available seat mile increased 9% due to the increased rents.

Depreciation and amortization increased 17%, or $29 million, primarily due to having an average of 85 owned and capital leased aircraft in 2008 compared to 78 in 2007 and an $8 million asset write-off related to our temporary terminal facility at JFK in 2008, as well as $5 million in depreciation related to our new terminal at JFK in 2008. Cost per available seat mile was 15% higher due to the asset write-off.

Aircraft rent increased 4%, or $5 million, due to operating an average of five more aircraft under operating leases in 2008 compared to 2007. Cost per available seat mile increased 3% due to a higher percentage of our fleet being leased.

Sales and marketing expense increased 26%, or $30 million, primarily due to $16 million in higher credit card fees resulting from increased passenger revenues and $5 million in commissions related to our participation in GDSs, as well as $10 million in higher advertising costs in 2008, which included the launch of our “Happy Jetting” campaign. On a cost per available seat mile basis, sales and marketing expense increased 23%, primarily due to higher advertising costs and higher credit card fees associated with our increase in average fares. We book the majority of our reservations through a combination of our website and our agents (77% and 10% in 2008, respectively).

Maintenance materials and repairs increased 19%, or $21 million, due to 12 more average operating aircraft in 2008 compared to 2007 and a gradual aging of our fleet. Cost per available seat mile increased 18%, primarily due to an increase in the average age of our fleet. Maintenance expense is expected to increase significantly as our fleet ages.

Other operating expenses increased 8%, or $33 million, primarily due to taxes associated with the increase in fuel price, more LiveTV third-party customers, higher variable costs associated with a 2% increase in capacity and a 3% increase in the number of passengers served. Other operating expenses include the impact of $23 million and $7 million in gains on sales of aircraft in 2008 and 2007, respectively. Other operating expenses were further offset in 2008 by $7 million for certain tax incentives. Cost per available seat mile increased 7% due primarily to additional LiveTV third-party customer installations and taxes associated with the increase in fuel price.

Other Income (Expense).  Interest expense increased 3%, or $7 million, primarily due to the impact of partial conversion of our 5.5% convertible debentures due 2038 and the associated $11 million of accelerated payments from the escrow accounts for these securities, $2 million in issuance cost write-offs and increases of $33 million in interest associated with the debt financing for new aircraft deliveries and other non-aircraft related debt. Interest expense was reduced by approximately $43 million due to lower interest rates and the scheduled pay downs of our long-term debt obligations and an additional $8 million related to retired debt for sold aircraft. Interest expense also included an increased accretion in interest related to the construction obligation for our new terminal at JFK, of which $12 million was capitalized. This increase in capitalized interest was offset by lower balances on our pre-delivery deposit facility and lower interest rates.

Interest income and other decreased 110%, or $59 million, primarily due to a $53 million net impairment charge for ARS and a $20 million decrease in interest income due to lower rates of return in 2008, offset partially by $14 million in gains on the extinguishment of debt.

Our effective tax rate was 6% in 2008 compared to 61% in 2007, mainly due to the establishment of a valuation allowance of $21 million related to our $67 million ARS impairment. Our effective tax rate differs from the statutory income tax rate due to the non deductibility of certain items for tax purposes and the relative size of these items to our pre-tax loss of $90 million in 2008 and pre-tax income of $31 million in 2007.

Year 2007 Compared to Year 2006

We had net income of $12 million in 2007 compared to a net loss of $7 million in 2006. In 2007, we had operating income of $169 million, an increase of $42 million over 2006, and our operating margin was 6.0%, up 0.6 points from 2006. Diluted earnings per share were $0.06 for 2007 compared to diluted loss per share of $0.04 for 2006.

Operating Revenues.  Operating revenues increased 20%, or $479 million, primarily due to an increase in passenger revenues. The $413 million increase in passenger revenues was attributable to a 7.4% increase in yield due to higher average fare offset by a slightly lower load factor. Passenger revenues were also higher due to a 24% increase in departures.

Other revenue increased 47%, or $66 million, primarily due to higher change fees and excess baggage fees of $28 million resulting from more passengers and higher rates. Other revenue also increased due to higher LiveTV third-party revenues of $12 million, rental income of $8 million, mail revenues of $3 million and the marketing component of TrueBlue pint sales of $3 million.

Operating Expenses.  Operating expenses increased 20%, or $437 million, primarily due to operating an average of 21 additional aircraft, which provided us with higher capacity, and a 5% increase in average fuel price per gallon. Operating capacity increased 12% to 31.9 billion available seat miles in 2007 due to having 20% more average aircraft in-service. Our increase in capacity was partially offset by a 3% reduction in available seat miles due to the removal of a row of seats on our Airbus A320 aircraft in the first quarter of 2007. Operating expenses per available seat mile increased 7% to 8.38 cents. Excluding fuel, our cost per available seat mile increased 5% in 2007. In detail, operating costs per available seat mile were (percent changes are based on unrounded numbers):

	Year Ended December 31,		Percent
	2007	2006	Change
	(in cents)

Operating expenses:
Aircraft fuel	2.91	2.63	10.7%
Salaries, wages and benefits	2.03	1.94	5.1
Landing fees and other rents	.57	.55	2.5
Depreciation and amortization	.55	.53	4.2
Aircraft rent	.39	.36	7.2
Sales and marketing	.38	.36	4.3
Maintenance materials and repairs	.33	.30	8.8
Other operating expenses	1.22	1.15	6.2

Total operating expenses	8.38	7.82	7.1%

In 2007, our average stage length declined 5% to 1,129 miles due to increased operation of the shorter-range EMBRAER 190 aircraft. A shorter average stage length results in fewer available seat miles and, therefore, higher unit costs. We estimate that more than half of the year-over-year increase in our total cost per available seat mile was attributable to the decrease in our average stage length and also was a significant factor of the increase in each component.

Aircraft fuel expense increased 24%, or $177 million, due to 67 million more gallons of aircraft fuel consumed resulting in $133 million of additional fuel expense and a 5% increase in average fuel cost per gallon, or $44 million. Aircraft fuel prices remained at or near historically high levels in 2007, with our average fuel price per gallon at $2.09 compared to $1.99 for the year ended December 31, 2006. Our fuel costs represented 35% and 34% of our operating expenses in 2007 and 2006, respectively. Our fuel consumption per block hour decreased 3% due to utilization of the lighter EMBRAER 190 aircraft and various fuel conservation initiatives. Cost per available seat mile increased 11% primarily due to higher fuel prices and decreased stage length.

Salaries, wages and benefits increased 17%, or $95 million, due primarily to changes in our employee retirement plan, increases in our 2007 pilot pay rates, increased profit sharing, and overtime pay resulting from the weather-related events in the first quarter of 2007. Specifically, we recorded $20 million of profit sharing in 2007 compared to $3 million in 2006. Cost per available seat mile increased 5% as a result of the 2007 pilot pay increases and profit sharing.

Landing fees and other rents increased 14%, or $22 million, due to a 24% increase in departures over 2006 and increased airport rents associated with opening five new cities in 2007. Cost per available seat mile increased 3% due to the decrease in average stage length.

Depreciation and amortization increased 16%, or $25 million, primarily due to having an average of 78 owned and capital leased aircraft in 2007 compared to 67 in 2006.

Aircraft rent increased 20%, or $21 million, due to seven new EMBRAER 190 aircraft leases. Cost per available seat mile increased 7% due to a higher percentage of our fleet being leased.

Sales and marketing expense increased 16%, or $17 million, primarily due to $11 million in higher credit card fees resulting from increased passenger revenues and $5 million in commissions related to our participation in GDSs. On a cost per available seat mile basis, sales and marketing expense increased 4% primarily due to higher credit card fees and more GDS commissions. We book the majority of our reservations through a combination of our website and our agents (76% and 16% in 2007, respectively).

Maintenance materials and repairs increased 21%, or $19 million, due to 21 more average operating aircraft in 2007 compared to 2006 and a gradual aging of our fleet. Cost per available seat mile increased 9%, primarily due to an increase in the average age of our fleet. Maintenance costs are expected to increase significantly as our fleet ages.

Other operating expenses increased 19%, or $61 million, primarily due to higher variable costs associated with 12% increased capacity and a 15% increase in the number of passengers served. $4 million of the increase is related to LiveTV’s development of in-flight data connectivity and $5 million is attributable to higher interrupted trip expenses. In addition, other operating expenses include $7 million and $12 million in gains on sales of aircraft in 2007 and 2006, respectively. Cost per available seat mile increased 6% due primarily to fewer gains on the sale of aircraft.

Other Income (Expense).  Interest expense increased 29%, or $52 million, primarily due to increases of $34 million in interest associated with the debt or capital lease financing for new aircraft deliveries, $13 million of interest for the financing of previously unsecured property and $18 million of interest related to our construction obligation for our new terminal at JFK. Interest expense was reduced by approximately $7 million due to the scheduled pay downs of our long-term debt obligations and by an additional $6 million related to retired debt for sold aircraft. The increase in capitalized interest was primarily attributable to the higher interest expense incurred for our new terminal.

Interest income and other increased 96%, or $26 million, primarily due to a $17 million increase in interest income due to higher average cash and investment balances and fuel hedge gains of $5 million in 2007 compared to fuel hedge losses of $5 million in 2006. We are unable to predict the amount of accounting ineffectiveness related to our crude and heating oil derivative instruments each period, or the potential loss of hedge accounting, which is determined on a derivative-by-derivative basis, due to the volatility in the market for these commodities.

Our effective tax rate decreased to 61% in 2007 from 450% in 2006. Our effective tax rate differs from the statutory income tax rate due to the nondeductibility of certain items for tax purposes and the relative size of these items to our pre-tax income of $31 million in 2007 and a pre tax loss of $1 million 2006.

Quarterly Results of Operations

The following table sets forth selected financial data and operating statistics for the four quarters ended December 31, 2008. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Form 10-K.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

Statements of Operations Data (dollars in millions)
Operating revenues	$816	$859	$902	$811
Operating expenses:
Aircraft fuel	308	370	394	280
Salaries, wages and benefits	178	168	173	175
Landing fees and other rents	51	49	52	48
Depreciation and amortization (1)	45	46	54	60
Aircraft rent	32	32	33	32
Sales and marketing	39	42	38	33
Maintenance materials and repairs	33	32	32	30
Other operating expenses (2)	113	99	104	104

Total operating expenses	799	838	880	762

Operating income (loss)	17	21	22	49
Other income (expense) (3)(4)	(33)	(34)	(32)	(100)

Income (loss) before income taxes	(16)	(13)	(10)	(51)
Income tax expense (benefit)(4)	(6)	(4)	(2)	7

Net income (loss)	$(10)	$(9)	$(8)	$(58)

Operating margin	2.2%	2.4%	2.4%	6.1%
Pre-tax margin	(1.9)%	(1.5)%	(1.1)%	(6.4)%
Operating Statistics:
Revenue passengers (thousands)	5,518	5,637	5,657	5,108
Revenue passenger miles (millions)	6,563	6,756	6,848	5,904
Available seat miles ASM (millions)	8,395	8,383	8,154	7,510
Load factor	78.2%	80.6%	84.0%	78.6%
Breakeven load factor (5)	82.2%	84.1%	89.7%	80.6%
Aircraft utilization (hours per day)	12.9	12.6	11.7	11.2
Average fare	$135.64	$138.13	$142.55	$141.37
Yield per passenger mile (cents)	11.40	11.53	11.78	12.23
Passenger revenue per ASM (cents)	8.92	9.29	9.89	9.62
Operating revenue per ASM (cents)	9.72	10.24	11.07	10.80
Operating expense per ASM (cents)	9.51	9.99	10.80	10.14
Operating expense per ASM, excluding fuel (cents)	5.84	5.59	5.96	6.42
Airline operating expense per ASM (cents) (5)	9.37	9.69	10.56	9.86
Departures	52,265	52,236	51,125	49,763
Average stage length (miles)	1,131	1,138	1,132	1,075
Average number of operating aircraft during period	136.3	139.6	142.2	139.9
Average fuel cost per gallon	$2.65	$3.17	$3.42	$2.67
Fuel gallons consumed (millions)	117	116	115	105
Percent of sales through jetblue.com during period	76.7%	77.2%	76.9%	75.7%
Full-time equivalent employees at period end (5)	10,165	9,856	9,398	9,895

(1)	During the third quarter, we wrote off $8 million related to our temporary terminal facility at JFK.

(2)	During the second, third and fourth quarters, we sold a total of nine aircraft, which resulted in gains of $13 million, $2 million and $8 million, respectively.

(3)	During the third and fourth quarters, we recorded an additional $5 million and $8 million, respectively, in interest expense related to the early conversion of a portion of our 5.5% convertible debentures due 2038. Additionally, in the third and fourth quarters, we recognized $12 million and $6 million in interest income related to the gain on extinguishment of debt, respectively. In the fourth quarter, we recorded a net other-than-temporary impairment of $53 million related to the write-down in the value of our ARS.

(4)	Includes the impact of adopting Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement)”.

(5)	Excludes results of operations and employees of LiveTV, LLC, which are unrelated to our airline operations and are immaterial to our consolidated operating results.

Although we have continued to experience significant revenue growth, this trend may not continue. We expect our expenses to continue to increase significantly as we acquire additional aircraft, as our fleet ages and as we expand the frequency of flights in existing markets and enter into new markets. Accordingly, the comparison of the financial data for the quarterly periods presented may not be meaningful. In addition, we expect our operating results to fluctuate significantly from quarter to quarter in the future as a result of various factors, many of which are outside our control. Consequently, we believe that quarter-to-quarter comparisons of our operating results may not necessarily be meaningful and you should not rely on our results for any one quarter as an indication of our future performance.

Liquidity and Capital Resources

At December 31, 2008, we had cash and cash equivalents of $561 million, compared to cash and cash equivalents of $190 million at December 31, 2007. Cash flows used in operating activities totaled $17 million in 2008 compared to cash flows provided by operating activities of $358 million in 2007 and $274 million in 2006. The $375 million decrease in cash flows from operations in 2008 compared to 2007 was primarily as a result of a 43% higher price of fuel in 2008 compared to 2007 and the $149 million in collateral we posted for margin calls related to our outstanding fuel hedge and interest rate swap contracts, offset in part by higher yields. We also posted $70 million in restricted cash that collateralizes letters of credit issued to certain of our business partners, including $55 million for our primary credit card processor. Cash flows from operations in 2007 compared to 2006 increased due to the growth of our business. We rely primarily on cash flows from operations to provide working capital for current and future operations.

At December 31, 2008, we had two lines of credit, totaling $163 million secured by all of our ARS, as well as one short-term borrowing facility for certain aircraft predelivery deposits. At December 31, 2008, we had a total of $173 million in borrowings outstanding under these facilities.

Net cash provided by investing and financing activities was $388 million in 2008 compared to net cash used in investing and financing activities of $178 million in 2007 and $270 million in 2006.

Investing Activities.  During 2008, capital expenditures related to our purchase of flight equipment included expenditures of $587 million for 18 aircraft and four spare engines, $49 million for flight equipment deposits and $7 million for spare part purchases. Capital expenditures for other property and equipment, including ground equipment purchases and facilities improvements, were $60 million. Expenditures related to the construction of our new terminal at JFK totaled $142 million. Net cash provided by the sale of investment securities was $328 million. Other investing activities included the receipt of $299 million in proceeds from the sale of nine aircraft.

During 2007, capital expenditures related to our purchase of flight equipment included expenditures of $531 million for 17 aircraft and four spare engines, $128 million for flight equipment deposits and $12 million for spare part purchases. Capital expenditures for other property and equipment, including ground equipment purchases and facilities improvements, were $74 million. Expenditures related to the construction of our new terminal at JFK totaled $242 million. Net cash provided by the sale of investment securities was $78 million. Other investing activities included the receipt of $100 million in proceeds from the sale of three Airbus A320 aircraft, the release of $72 million related to restricted cash that collateralized a letter of credit we had posted in connection with our new terminal lease at JFK and the refund of $12 million in flight equipment deposits related to aircraft delivery deferrals.

Financing Activities.  Financing activities during 2008 consisted primarily of (1) the issuance of approximately 42.6 million shares of common stock to Deutsche Lufthansa AG for approximately $300 million, net of transaction costs, (2) our public offering of $201 million aggregate principal amount of 5.5% convertible debentures due 2038, raising net proceeds of approximately $165 million after depositing $32 million in separate interest escrow accounts for these securities and issuance costs, (3) our issuance of $340 million in fixed rate equipment notes to various financial institutions secured by eleven aircraft, (4) our issuance of $181 million in floating rate equipment notes to various financial institutions secured by six aircraft, (5) proceeds of two lines of credit totaling $163 million collateralized by our ARS, (6) reimbursement of construction costs incurred for our new terminal at JFK of $138 million, (7) the financing of four spare engine purchases of $26 million, (8) the sale and leaseback over 18 years of one aircraft for $26 million by a U.S. leasing institution, (9) scheduled maturities of $404 million of debt, including the repayment of $174 million principal amount of 3.5% convertible debt issued in 2003, (10) the repayment of $209 million of debt in connection with the sale of nine aircraft and (11) the repurchase of $73 million principal amount of 3.75% convertible debentures due 2035 for $55 million.

Financing activities during 2007 consisted primarily of (1) the sale and leaseback over 18 years of seven EMBRAER 190 aircraft for $183 million by a U.S. leasing institution, (2) our issuance of $278 million in fixed rate equipment notes to various European financial institutions secured by eight Airbus A320 aircraft, (3) our issuance of $69 million in floating rate equipment notes to various European financial institutions secured by two Airbus A320 aircraft, (4) reimbursement of construction costs incurred for our new terminal at JFK of $242 million, (5) the financing of four spare engine purchases of $29 million, (6) scheduled maturities of $197 million of debt, and (7) the repayment of $68 million of debt in connection with the sale of three Airbus A320 aircraft.

In June 2006, we filed an automatic shelf registration statement with the SEC relating to our sale, from time to time, in one or more public offerings of debt securities, pass-through certificates, common stock, preferred stock and/or other securities. The net proceeds of any securities we sell under this registration statement may be used to fund working capital and capital expenditures, including the purchase of aircraft and construction of facilities on or near airports. Through December 31, 2008, we had issued a total of $635 million of securities under this registration statement.

In April 2008, we filed a prospectus supplement under our automatic shelf registration statement registering the shares of our common stock issued to Deutsche Lufthansa AG in January 2008. Such shares were registered pursuant to our obligations under our registration rights agreement with Deutsche Lufthansa AG. We have not received the proceeds of any shares sold by Deutsche Lufthansa AG.

None of our lenders or lessors are affiliated with us. Our short-term borrowings consist of a floating rate facility with a group of commercial banks to finance aircraft predelivery deposits and a secured line of credit, used for general operating activities.

Capital Resources.  We have been able to generate sufficient funds from operations to meet our working capital requirements. Other than two lines of credit, which are secured by ARS held by us, and our short-term aircraft predelivery deposit facility, substanitally all of our property and equipment is encumbered. We typically finance our aircraft through either secured debt or lease financing. At December 31, 2008, we operated a fleet of 142 aircraft, of which 55 were financed under operating leases, four were financed under capital leases and the remaining 83 were financed by secured debt. Financing in the form of secured debt or leases has been arranged for all three Airbus A320 aircraft and for the six net EMBRAER 190 aircraft scheduled for delivery in 2009. Although we believe that debt and/or lease financing should be available for our remaining aircraft deliveries, we cannot assure you that we will be able to secure financing on terms attractive to us, if at all. While these financings may or may not result in an increase in liabilities on our balance sheet, our fixed costs will increase significantly regardless of the financing method ultimately chosen. To the extent we cannot secure financing, we may be required to modify our aircraft acquisition plans or incur higher than anticipated financing costs.

Working Capital.  We had a working capital deficit of $119 million at December 31, 2008, which is customary for airlines since air traffic liability is classified as a current liability, compared to a working capital deficit of $140 million at December 31, 2007. Our working capital includes the fair value of our fuel hedge derivatives, which was a liability of $128 million at December 31, 2008 and an asset of $33 million at December 31, 2007. We reduced our December 31, 2008 liability associated with these instruments by posting $138 million in cash collateral with our counterparties. Also contributing to our working capital deficit is the classification of our $244 million of ARS as long-term assets at December 31, 2008.

At December 31, 2007, we had $611 million invested in ARS, which were included in short-term investments. Beginning in February 2008, all of the ARS then held by us experienced failed auctions which resulted in us continuing to hold these securities beyond the initial auction reset periods. With auctions continuing to fail through the end of 2008, we have classified all of our ARS as long-term, since maturities of the underlying debt securities range from 20 to 40 years. Although the auctions for the securities have failed, we have not experienced any defaults and continue to earn and receive interest on all of these investments at the maximum contractual rate. As a result of the illiquidity in the market following the auction failures, we have recorded an other-than-temporary impairment charge of $67 million through earnings related to the ARS we hold, bringing the carrying value at December 31, 2008 to $244 million.

All of our ARS are collateralized by student loan portfolios (substantially all of which are guaranteed by the United States Government), $284 million par value of which had a AAA rating and the remainder of which had an A rating. Despite the quality of the underlying collateral, the market for ARS and other securities has been diminished due to the lack of liquidity experienced in the market throughout 2008 and expected to be experienced into the future. We continue to monitor the market for our ARS and any change in their fair values will be reflected in other income/expense in future periods.

During 2008, various regulatory agencies began investigating the sales and marketing activities of the banks and broker-dealers that sold ARS, alleging violations of federal and state laws in connection with these activities. One of the two broker-dealers from which we purchased ARS has since announced settlements under which they will repurchase the ARS at par at a future date. As a result of our participation in this settlement agreement, UBS is required to repurchase our ARS brokered by them beginning June 10, 2010. We have participated in this settlement agreement and accordingly have a separate put agreement asset recorded at fair value of $14 million on our consolidated balance sheet at December 31, 2008.

We expect to meet our obligations as they become due through available cash, investment securities and internally generated funds, supplemented as necessary by debt and/or equity financings and proceeds from aircraft sale and leaseback transactions. We have recently sold two EMBRAER 190 aircraft in January 2009 and may further reduce our obligations through additional aircraft sales and/or return of leased aircraft; however, our ability to do so is dependent on factors outside of our control, including the ability of the prospective purchasers to obtain third-party financing. We expect to generate positive working capital through our operations. However, we cannot predict what the effect on our business might be from the extremely competitive environment we are operating in or from events that are beyond our control, such as the extreme volatility in fuel prices, the current economic recession and global credit and liquidity crisis, weather-related disruptions, the impact of airline bankruptcies or consolidations, U.S. military actions or acts of terrorism. Assuming that we utilize the predelivery short-term borrowing facility available to us, as well as our two lines of credit, we believe the working capital available to us will be sufficient to meet our cash requirements for at least the next 12 months.

Contractual Obligations

Our noncancelable contractual obligations at December 31, 2008 include (in millions):

	Payments due in
	Total	2009	2010	2011	2012	2013	Thereafter

Long-term debt and capital lease obligations (1)	$4,055	$301	$533	$292	$283	$473	$2,173
Lease commitments	2,021	223	201	186	166	139	1,106
Flight equipment obligations	4,975	350	300	465	925	960	1,975
Short-term borrowings	120	120	—	—	—	—	—
Financing obligations and other (2)	3,645	182	141	154	188	205	2,775

Total	$14,816	$1,176	$1,175	$1,097	$1,562	$1,777	$8,029

(1)	Includes actual interest and estimated interest for floating-rate debt based on December 31, 2008 rates.

(2)	Amounts include noncancelable commitments for the purchase of goods and services.

The interest rates are fixed for $1.57 billion of our debt and capital lease obligations, with the remaining $1.45 billion having floating interest rates. The floating interest rates adjust quarterly or semi-annually based on the London Interbank Offered Rate, or LIBOR. The weighted average maturity of all of our debt was nine years at December 31, 2008. We are not subject to any financial covenants in any of our debt obligations, except for the requirement to maintain $300 million in cash and cash equivalents related to our $110 million line of credit agreement entered into in July 2008. Our spare parts pass-through certificates issued in November 2006 require us to maintain certain non-financial collateral coverage ratios, which could require us to provide additional spare parts collateral or redeem some or all of the related equipment notes. At December 31, 2008, we were in compliance with all covenants of our debt and lease agreements and 89% of our owned property and equipment was collateralized.

We have operating lease obligations for 55 aircraft with lease terms that expire from 2009 to 2025. Five of these leases have variable-rate rent payments that adjust semi-annually based on LIBOR. We also lease airport terminal space and other airport facilities in each of our markets, as well as office space and other equipment. We have $27 million of restricted assets pledged under standby letters of credit related to certain of our leases which will expire at the end of the related lease terms.

Including the effects of the 2008 amendments to our Airbus and EMBRAER purchase agreements, our firm aircraft orders at December 31, 2008 consisted of 58 Airbus A320 aircraft and 70 EMBRAER 190 aircraft scheduled for delivery as follows: 11 in 2009, 6 in 2010, 9 in 2011, 23 in 2012, 25 in 2013, 24 in 2014, 20 in 2015, and 10 in 2016. We meet our predelivery deposit requirements for our aircraft by paying cash or by using short-term borrowing facilities for deposits required six to 24 months prior to delivery. Any predelivery deposits paid by the issuance of notes are fully repaid at the time of delivery of the related aircraft.

We also have options to acquire 22 additional Airbus A320 aircraft for delivery from 2011 through 2015 and 86 additional EMBRAER 190 aircraft for delivery from 2009 through 2015. We can elect to substitute Airbus A321 aircraft or A319 aircraft for the A320 aircraft until 21 months prior to the scheduled delivery date for those aircraft not on firm order.

In October 2008, we began operating out of our new Terminal 5 at JFK, or Terminal 5, which we had been constructing since November 2005. The construction and operation of this facility is governed by a lease agreement that we entered into with the PANYNJ in 2005. We are responsible for making various payments under the lease, including ground rents for the new terminal site which began on lease execution in 2005 and facility rents that commenced in October 2008 upon our occupancy of the new terminal. The facility rents are based on the number of passengers enplaned out of the new terminal, subject to annual minimums. The PANYNJ has reimbursed us for costs of this project in accordance with the terms of the lease, except for approximately $76 million in leasehold improvements that have been provided by us. For financial reporting purposes, this project is being accounted for as a financing obligation, with the constructed asset and related liability being reflected on our balance sheets. Minimum ground and facility rents for this terminal totaling $1.29 billion are included in the commitments table above as lease commitments and financing obligations.

Anticipated capital expenditures for facility improvements, spare parts and ground purchases in 2009 are projected to be approximately $185 million. Our commitments also include those of LiveTV, which has several noncancelable long-term purchase agreements with its suppliers to provide equipment to be installed on its customers’ aircraft, including JetBlue’s aircraft.

We enter into individual employment agreements with each of our FAA-licensed employees. Each employment agreement is for a term of five years and automatically renews for an additional five-year term unless either the employee or we elect not to renew it. Pursuant to these agreements, these employees can only be terminated for cause. In the event of a downturn in our business that would require a reduction in work hours, we are obligated to pay these employees a guaranteed level of income and to continue their benefits. As we are not currently obligated to pay this guaranteed income and benefits, no amounts related to these guarantees are included in the table above.

Off-Balance Sheet Arrangements

None of our operating lease obligations are reflected on our balance sheet. Although some of our aircraft lease arrangements are variable interest entities, as defined by FASB Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46, none of them require consolidation in our financial statements. The decision to finance these aircraft through operating leases rather than through debt was based on an analysis of the cash flows and tax consequences of each option and a consideration of our liquidity requirements. We are responsible for all maintenance, insurance and other costs associated with operating these aircraft; however, we have not made any residual value or other guarantees to our lessors.

We have determined that we hold a variable interest in, but are not the primary beneficiary of, certain pass-through trusts which are the purchasers of equipment notes issued by us to finance the acquisition of new aircraft and certain aircraft spare parts owned by JetBlue and held by such pass-through trusts. These pass-through trusts maintain liquidity facilities whereby a third party agrees to make payments sufficient to pay up to 18 months of interest on the applicable certificates if a payment default occurs. The liquidity providers for the Series 2004-1 aircraft certificates and the spare parts certificates are Landesbank Hessen-Thüringen Girozentrale and Morgan Stanley Capital Services Inc. The liquidity providers for the Series 2004-2 aircraft certificates are Landesbank Baden-Württemberg and Citibank, N.A.

We utilize a policy provider to provide credit support on our Class G-1 and Class G-2 floating rate enhanced equipment notes. The policy provider has unconditionally guaranteed the payment of interest on the certificates when due and the payment of principal on the certificates no later than 18 months after the final expected regular distribution date. The policy provider is MBIA Insurance Corporation (a subsidiary of MBIA, Inc.). Financial information for the parent company of the policy provider is available at the SEC’s website at http://www.sec.gov or at the SEC’s public reference room in Washington, D.C.

We have also made certain guarantees and indemnities to other unrelated parties that are not reflected on our balance sheet, which we believe will not have a significant impact on our results of operations, financial condition or cash flows. We have no other off-balance sheet arrangements. See Notes 2, 3 and 12 to our consolidated financial statements for a more detailed discussion of our variable interests and other contingencies, including guarantees and indemnities.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to adopt accounting policies and make estimates and judgments to develop amounts reported in our financial statements and accompanying notes. We maintain a thorough process to review the application of our accounting policies and to evaluate the appropriateness of the estimates that are required to prepare our financials statements. We believe that our estimates and judgments are reasonable; however, actual results and the timing of recognition of such amounts could differ from those estimates. In addition, estimates routinely require adjustment based on changing circumstances and the receipt of new or better information.

Critical accounting policies and estimates are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. The policies and estimates discussed below have been reviewed with our independent registered public accounting firm and with the Audit Committee of our Board of Directors. For a discussion of these and other accounting policies, see Note 1 to our consolidated financial statements.

Passenger revenue.  Passenger ticket sales are initially deferred in air traffic liability. The air traffic liability also includes customer credits issued and unused tickets whose travel date has passed. Credit for unused tickets and customer credits can each be applied towards another ticket within 12 months of the original scheduled service or 12 months from the issuance of the customer credit. Revenue is recognized when transportation is provided or when a ticket or customer credit expires. We also defer in the air traffic liability, an estimate for customer credits issued in conjunction with the JetBlue Airways Customer Bill of Rights that are expected to be ultimately redeemed. These estimates are based on historical experience and are periodically evaluated, and adjusted if necessary, based on actual credit usage.

Accounting for long-lived assets.  In accounting for long-lived assets, we make estimates about the expected useful lives, projected residual values and the potential for impairment. In estimating useful lives and residual values of our aircraft, we have relied upon actual industry experience with the same or similar aircraft types and our anticipated utilization of the aircraft. Changing market prices of new and used aircraft, government regulations and changes in our maintenance program or operations could result in changes to these estimates. The amortization of our purchased technology, which resulted from our acquisition of LiveTV in 2002, is based on the average number of aircraft in service and expected to be in service as of the date of their acquisition. This method results in an increasing annual expense through 2009 when the last of these aircraft are expected to be placed into service and is adjusted to reflect changes in our contractual delivery schedule.

Our long-lived assets are evaluated for impairment at least annually or when events and circumstances indicate that the assets may be impaired. Indicators include operating or cash flow losses, significant decreases in market value or changes in technology. As our assets are all relatively new and we continue to have positive cash flow, we have not identified any significant impairments related to our long-lived assets at this time.

Stock-based compensation.  The adoption of SFAS 123(R) in 2006 required the recording of stock-based compensation expense for issuances under our stock purchase plan and stock incentive plan over their requisite service period using a fair value approach similar to the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or SFAS 123. We use a Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards under SFAS 123(R), which is the same valuation technique we previously used for pro forma disclosures under SFAS 123. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions. We estimate the expected term of options granted using an implied life derived from the results of a lattice model, which incorporates our historical exercise and post-vesting cancellation patterns, which we believe are representative of future behavior. The expected term of restricted stock units is based on the requisite service period of the awards being granted. The expected term for our employee stock purchase plan valuation is based on the length of each purchase period as measured at the beginning of the offering period. We estimate the expected volatility of our common stock at the grant date using a blend of 75% historical volatility of our common stock and 25% implied volatility of two-year publicly traded options on our common stock as of the option grant date. Our decision to use a blend of historical and implied volatility was based upon the volume of actively traded options on our common stock and our belief that historical volatility alone may not be completely representative of future stock price trends. Regardless of the method selected, significant judgment is required for some of the valuation variables. The most significant of these is the volatility of our common stock and the estimated term over which our stock options will be outstanding. The valuation calculation is sensitive to even slight changes in these estimates.

Lease accounting.  We operate airport facilities, offices buildings and aircraft under operating leases with minimum lease payments associated with these agreements recognized as rent expense on a straight-line basis over the expected lease term. Within the provisions of certain leases there are minimum escalations in payments over the base lease term, as well as renewal periods. The effects of the escalations have been reflected in rent expense on a straight-line basis over the lease term, which includes renewal periods when it is deemed to be reasonably assured that we would incur an economic penalty for not renewing. The amortization period for leasehold improvements is the term used in calculating straight-line rent expense or their estimated economic life, whichever is shorter. Had different conclusions been reached with respect to the lease term and related renewal periods, different amounts of amortization and rent expense would have been reported.

Derivative instruments used for aircraft fuel.  We utilize financial derivative instruments to manage the risk of changing aircraft fuel prices. We do not purchase or hold any derivative instrument for trading purposes. At December 31, 2008, we had a $128 million liability related to the net fair value of our derivative instruments. The majority of our financial derivative instruments are not traded on a public exchange. Fair values are assigned based on commodity prices that are provided to us by independent third parties. When possible, we designate these instruments as cash flow hedges for accounting purposes, as defined by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, which permits the deferral of the effective portions of gains or losses until contract settlement.

SFAS 133 is a complex accounting standard, requiring that we develop and maintain a significant amount of documentation related to (1) our fuel hedging program and strategy, (2) statistical analysis supporting a highly correlated relationship between the underlying commodity in the derivative financial instrument and the risk being hedged (i.e. aircraft fuel) on both a historical and prospective basis and (3) cash flow designation for each hedging transaction executed, to be developed concurrently with the hedging transaction. This documentation requires that we estimate forward aircraft fuel prices since there is no reliable forward market for aircraft fuel. These prices are developed through the observation of similar commodity futures prices, such as crude oil and/or heating oil, and adjusted based on variations to those like commodities. Historically, our hedges have settled within 24 months; therefore, the deferred gains and losses have been recognized into earnings over a relatively short period of time.

Fair value measurements.  We adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS 157, which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements, on January 1, 2008. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs. We rely on unobservable (level 3) inputs, which are highly subjective, in determining the fair value of certain assets and liabilities including ARS and our interest rate swaps.

ARS are long-term debt securities for which interest rates reset regularly at pre-determined intervals, typically 28 days, through an auction process. We held ARS, with a total par value of $311 million and $611 million as of December 31, 2008 and 2007, respectively. Beginning in February 2008, all of the ARS held by us experienced failed auctions which resulted in our continuing to hold these securities beyond the initial auction reset periods. With auctions continuing to fail through the end of 2008, we have classified all of our ARS as long term, since maturities of underlying debt securities range from 20 to 40 years. Although the auctions for the securities have failed, $18 million have been redeemed by their issuers at par, we have not experienced any defaults and continue to earn and receive interest on all of these investments at the maximum contractual rate. At December 31, 2007, these securities were valued based on the markets in which they were trading, a level 1 input, which equaled their par value. The estimated fair value of these securities at December 31, 2008, however, no longer approximated par value and was estimated through discounted cash flows, a level 3 input. Our discounted cash flow analysis considered, among other things, the quality of the underlying collateral, the credit rating of the issuers, an estimate of when these securities are either expected to have a successful auction or otherwise return to par value and expected interest income to be received over this period, which was estimated to be an average of eight years. Because of the inherent subjectivity in valuing these securities, we also considered independent valuations obtained for each of our ARS held as of December 31, 2008 in estimating their fair values.

All of our ARS are collateralized by student loan portfolios (substantially all of which are guaranteed by the United States Government), $284 million of which had a AAA rating and the remainder had an A rating. Despite the quality of the underlying collateral, the market for ARS and other securities has been diminished due to the lack of liquidity experienced in the market throughout 2008 and expected to be experienced into the future. Through September 30, 2008, we had experienced a $13 million decline in fair value, which we had classified as temporary and reflected as an unrealized loss in other comprehensive income. Through the fourth quarter, however, the lack of liquidity in the capital markets not only continued, but deteriorated further, resulting in the decline in fair value totaling $67 million at December 31, 2008. This decline in fair value was also deemed to be other than temporary due to the continued auction failures and expected lack of liquidity in the capital markets into the foreseeable future, which resulted in an impairment charge being recorded in other income/expense. We continue to monitor the market for our ARS and any change in their fair values will be reflected in other income/expense in future periods.

We have elected to apply the fair value option under Statement of Financial Accounting Standard 159, The Fair Value Option for Financial Assets and Financial Liabilities, to an agreement with one of our ARS’ broker, to repurchase, at par. We recorded a $14 million gain associated with fair value of this put option, which offsets $15 million of related ARS impairment included in other income/expense. The fair value of the put is determined by comparing the fair value of the related ARS, as described above, to their par values and also considers the credit risk associated with the broker. This put option will be adjusted on each balance sheet date based on its then fair value. The fair value of the put option is based on unobservable inputs and is therefore classified as level 3 in the hierarchy.

In February 2008, we entered into interest rate swaps, which qualify as cash flow hedges in accordance with SFAS 133. The fair values of our interest rate swaps were initially based on inputs received from the counterparty. These values were corroborated by adjusting the active swap indications in quoted markets for similar terms (6-8 years) for the specific terms within our swap agreements. There was no ineffectiveness relating to these interest rate swaps in 2008, with all of the unrealized losses being deferred in accumulated other comprehensive income.

Frequent flyer accounting.  We utilize a number of estimates in accounting for our TrueBlue customer loyalty program, which are consistent with industry practices. We record a liability, which was $5 million as of December 31, 2008, for the estimated incremental cost of providing free travel awards, including an estimate for partially earned awards. The estimated cost includes incremental fuel, insurance, passenger food and supplies, and reservation costs. In estimating the liability, we currently assume that 90% of earned awards will be redeemed and that 30% of our outstanding points will ultimately result in awards. Periodically, we evaluate our assumptions for appropriateness, including comparison of the cost estimates to actual costs incurred as well as the expiration and redemption assumptions to actual experience. Changes in the minimum award levels or in the lives of the awards would also require us to reevaluate the liability, potentially resulting in a significant impact in the year of change as well as in future years.

We also sell TrueBlue points to participating partners. Revenue from these sales is allocated between passenger revenues and other revenues. The amount attributable to passenger revenue is determined based on the fair value of transportation expected to be provided when awards are redeemed and is recognized when travel is provided. Total sales proceeds in excess of the estimated transportation fair value is recognized at the time of sale. Deferred revenue was $54 million at December 31, 2008.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes to the price of fuel and interest rates as discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on the overall economic activity, nor do they consider additional actions we may take to mitigate our exposure to such changes. Variable-rate leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Actual results may differ. See Notes 1, 2 and 13 to our consolidated financial statements for accounting policies and additional information.

Aircraft fuel.  Our results of operations are affected by changes in the price and availability of aircraft fuel. To manage the price risk, we use crude or heating oil option contracts or swap agreements. Market risk is estimated as a hypothetical 10% increase in the December 31, 2008 cost per gallon of fuel. Based on projected 2009 fuel consumption, such an increase would result in an increase to aircraft fuel expense of approximately $75 million in 2009, compared to an estimated $128 million for 2008 measured as of December 31, 2007. As of December 31, 2008, we had hedged approximately 8% of our projected 2009 fuel requirements. All hedge contracts existing at December 31, 2008 settle by the end of 2009. We expect to realize approximately $93 million in losses during 2009 which was deferred in other comprehensive income as of December 31, 2008 related to our outstanding fuel hedge swaps.

Interest.  Our earnings are affected by changes in interest rates due to the impact those changes have on interest expense from variable-rate debt instruments and on interest income generated from our cash and investment balances. The interest rate is fixed for $1.57 billion in carrying value of our debt and capital lease obligations, with the remaining $1.45 billion having floating interest rates. If interest rates average 10% higher in 2009 than they did during 2008, our interest expense would increase by approximately $4 million, compared to an estimated $10 million for 2008 measured as of December 31, 2007. If interest rates average 10% lower in 2009 than they did during 2008, our interest income from cash and investment balances would decrease by approximately $1 million, compared to $5 million for 2008 measured as of December 31, 2007. These amounts are determined by considering the impact of the hypothetical interest rates on our variable-rate debt, cash equivalents and investment securities balances at December 31, 2008 and 2007.

Fixed Rate Debt.  On December 31, 2008, our $303 million aggregate principal amount of convertible debt had a total estimated fair value of $359 million, based on quoted market prices. If interest rates were 10% higher than the stated rate, the fair value of this debt would have been $379 million as of December 31, 2008.